EXHIBIT 10.2

OMNIBUS AGREEMENT

AMONG

HÖEGH LNG HOLDINGS LTD.,

HÖEGH LNG PARTNERS LP,

HÖEGH LNG GP LLC

AND

HÖEGH LNG PARTNERS OPERATING LLC

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

		Page
Section 1.1.	Definitions	2

ARTICLE II
FIVE-YEAR VESSEL RESTRICTED BUSINESS OPPORTUNITIES

Section 2.1.	Five-Year Vessel Restricted Businesses	6
Section 2.2.	Permitted Exceptions	6

ARTICLE III
NON-FIVE-YEAR VESSEL RESTRICTED BUSINESS OPPORTUNITIES

Section 3.1.	Non-Five-Year Vessel Restricted Businesses	7
Section 3.2.	Permitted Exceptions	7

ARTICLE IV
BUSINESS OPPORTUNITIES PROCEDURES

Section 4.1.	Procedures	8
Section 4.2.	Scope of Prohibition	10
Section 4.3.	Enforcement	10

ARTICLE V
RIGHTS OF FIRST OFFER

Section 5.1.	Rights of First Offer	10
Section 5.2.	Procedures for Rights of First Offer	11

ARTICLE VI
INDEPENDENCE INTERESTS PURCHASE OPTION

Section 6.1.	Option to Purchase the Independence Interests	11
Section 6.2.	Procedures	12

ARTICLE VII
INDEMNIFICATION

Section 7.1.	Höegh Indemnification	14
Section 7.2.	Limitation Regarding Indemnification	14
Section 7.3.	Indemnification Procedures	15

ARTICLE VIII
MISCELLANEOUS

Section 8.1.	Choice of Law; Submission To Jurisdiction	16
Section 8.2.	Notice	16
Section 8.3.	Entire Agreement	16

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TABLE OF CONTENTS

(continued)

		Page
Section 8.4.	Termination	16
Section 8.5.	Waiver; Effect of Waiver or Consent	16
Section 8.6.	Amendment or Modification	17
Section 8.7.	Assignment	17
Section 8.8.	Counterparts	17
Section 8.9.	Severability	17
Section 8.10.	Gender, Parts, Articles and Sections	17
Section 8.11.	Further Assurances	17
Section 8.12.	Withholding or Granting of Consent	17
Section 8.13.	Laws and Regulations	17
Section 8.14.	Negotiation of Rights of Höegh, Limited Partners, Assignees and Third Parties	17

ii

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among Höegh LNG Holdings Ltd., a limited company organized under the laws of Bermuda (“Höegh”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “MLP”), Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the MLP (including any permitted successors and assigns under the MLP Agreement (as defined herein)) (the “General Partner”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company and wholly owned subsidiary of the MLP (the “Operating Company”).

R E C I T A L S:

1.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles II and IV, with respect to (a) those business opportunities that the Höegh Entities (as defined herein) shall not pursue during the term of this Agreement and (b) the procedures whereby such business opportunities are to be offered to the Partnership Group (as defined herein) and accepted or declined.

2.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles III and IV, with respect to (a) those business opportunities that the Partnership Group shall not pursue during the term of this Agreement and (b) the procedures whereby such business opportunities are to be offered to Höegh and accepted or declined.

3.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to (a) Höegh’s right of first offer relating to Five-Year Vessels (as defined herein) or Non-Five-Year Vessels (as defined herein) owned by the MLP and (b) the MLP’s right of first offer relating to Five-Year Vessels that Höegh might own.

4.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the rights of the MLP to purchase the Independence Interests (as defined herein) from Höegh.

5.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Section 6.2(c)(ii) and Article VII, with respect to certain indemnification obligations of Höegh.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“ABKN” means AB Klaipèdos Nafta, the charterer of the Independence after its delivery.

“Acquiring Party” has the meaning given such term in Section 4.1.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with Section 8.6.

“Applicable Independence Interests” has the meaning given such term in Section 6.1(a).

“Board” means the Board of Directors of the MLP.

“Break-up Costs” means the aggregate amount of any and all additional taxes, flag administration, financing, legal and other similar costs (except with respect to Section 2.2(b) where Break-up Costs are deemed to include only administrative costs associated with transfer and re-flagging, including related legal costs) to (a) the Höegh Entities that would be required to transfer Five-Year Vessels acquired by the Höegh Entities as part of a larger transaction to a Partnership Group Member pursuant to Section 2.2(b) or 2.2(d)(i) or (b) the Partnership Group that would be required to transfer Non-Five-Year Vessels acquired by the Partnership Group as part of a larger transaction to a Höegh Entity pursuant to Section 3.2(b)(i).

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), other than Höegh or its Affiliates with respect to the General Partner, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange

Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.

“Closing Date” means [—], 2014, the date of the closing of the initial public offering of common units representing limited partner interests in the MLP.

“Conflicts Committee” means the Conflicts Committee of the Board.

“Contribution Assets” has the meaning given such term in Section 7.1.

“Covered Environmental Losses” means all Losses suffered or incurred by the Partnership Group by reason of, arising out of or resulting directly from:

(i) any violation or correction of violation of Environmental Laws; or

(ii) any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by the Partnership Group or the Höegh Entities of the Contribution Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contribution Assets or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Contribution Assets), including, without limitation, the reasonable and documented cost and expense of (a) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (b) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (c) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date; and, provided that, in no event will Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”

“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Offer Negotiation Period” has the meaning given such term in Section 5.2(c).

“Five-Year Vessel” means any LNG Carrier or FSRU that has commenced operating under a charter for a remaining period, not including options, of five or more years, together with the related charter and any ancillary installations or equipment also covered by that charter.

“FSRU” means a floating storage and regasification unit.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any radioactive material; and (e) any asbestos-containing materials in a friable condition.

“Höegh” has the meaning given such term in the introduction to this Agreement.

“Höegh Entities” means Höegh and any Person controlled, directly or indirectly, by Höegh, other than the Partnership Entities.

“Höegh Potential Transferee” has the meaning given such term in Section 5.2(b).

“Höegh Sale Assets” has the meaning given such term in Section 5.2(b).

“Höegh Transfer Notice” has the meaning given such term in Section 5.2(b).

“Höegh Transferring Party” has the meaning given such term in Section 5.2(b).

“Independence” means the newbuild FSRU that, upon delivery, will operate under a time charter with ABKN.

“Independence Interests” means all of Höegh’s rights, title and interests in the Independence, including interests in any Höegh Entity holding interests in the Independence and any charters or other agreements relating to the operation of the Independence then in effect.

“LNG Carrier” means a liquefied natural gas carrier.

“Losses” means losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character; provided, however, that such term does not include any special, indirect, incidental or consequential damages.

“MLP” has the meaning given such term in the introduction to this Agreement.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of [—], 2014, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the MLP Agreement subsequent to the Closing Date will be given effect for purposes of this Agreement unless consented to by each of the Parties.

“Non-Five-Year Vessel” means any LNG Carrier or FSRU that is not a Five-Year Vessel.

“Offer” has the meaning given such term in Section 4.1.

“Offer Period” has the meaning given such term in Section 4.1.

“Offered Assets” has the meaning given such term in Section 4.1.

“Offeree” has the meaning given such term in Section 4.1.

“Operating Company” has the meaning given such term in the introduction to this Agreement.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Partnership Entities” means the General Partner, the MLP and any Person controlled by any such entity.

“Partnership Group” means the MLP and any Person controlled by any such entity.

“Partnership Group Member” means any Person in the Partnership Group.

“Partnership Potential Transferee” has the meaning given such term in Section 5.2(a).

“Partnership Sale Assets” has the meaning given such term in Section 5.2(a).

“Partnership Transfer Notice” has the meaning given such term in Section 5.2(a).

“Partnership Transferring Party” has the meaning given such term in Section 5.2(a).

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Potential Transferee” has the meaning given such term in Section 5.2(b).

“Sale Assets” has the meaning given such term in Section 5.2(b).

“Transfer” means any transfer, assignment, sale or other disposition of any Non-Five-Year Vessel by a Höegh Entity or of any Five-Year Vessel or Non-Five-Year Vessel by a Partnership Group Member; provided, however, that such term does not include: (a) transfers, assignments, sales or other dispositions from a Höegh Entity to another Höegh Entity, or from a Partnership Group Member to another Partnership Group Member; (b) transfers, assignments, sales or other dispositions pursuant to the terms of any related charter or other agreement with a charter party; (c) transfers, assignments, sales or other dispositions pursuant to Article II or III; or (d) grants of security interests in or mortgages or liens on such Five-Year Vessels or Non-Five-Year Vessels in favor of a bona fide third-party lender and the foreclosing of any such security interest, mortgage or lien or other exercise of remedies by a bona fide third-party lender.

“Transfer Notice” has the meaning given such term in Section 5.2(b).

“Transferring Party” has the meaning given such term in Section 5.2(b).

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II

FIVE-YEAR VESSEL RESTRICTED BUSINESS OPPORTUNITIES

Section 2.1. Five-Year Vessel Restricted Businesses. Subject to Section 8.4 and except as permitted by Section 2.2, each of the Höegh Entities shall be prohibited from acquiring, owning, operating or chartering Five-Year Vessels.

Section 2.2. Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the restrictions in this Agreement do not prevent any Höegh Entity from:

(a) acquiring, owning, operating or chartering any Non-Five-Year Vessel;

(b) acquiring one or more Five-Year Vessels if such Höegh Entity offers to sell the vessel to the MLP for the acquisition price plus any Break-up Costs in accordance with the procedures set forth in Section 4.1;

(c) delivering a Non-Five-Year Vessel under charter for five or more years if such Höegh Entity offers to sell the vessel to the MLP for fair market value (x) after the time it becomes a Five-Year Vessel and (y) at each renewal or extension of that charter for five or more years, in each case in accordance with the procedures set forth in Section 4.1;

(d) acquiring one or more Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering such Five-Year Vessel(s); provided, however, that:

(i) if less than a majority of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Höegh’s board of directors, the Höegh Entity must offer to sell such Five-Year Vessel(s) to the MLP for their fair market value plus any Break-up Costs in accordance with the procedures set forth in Section 4.1; and

(ii) if a majority or more of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Höegh’s board of directors, Höegh shall notify the MLP of the proposed acquisition in writing. The MLP shall, not later than the 10th calendar day following receipt of such notice, notify Höegh if it or any other Partnership Group Member wishes to acquire any Five-Year Vessel forming part of that business or package of assets in cooperation and simultaneously with the Höegh Entity acquiring the Non-Five-Year Vessels forming part of that business or package of assets. If the MLP does not notify Höegh of its intent to pursue the acquisition within such 10 calendar days, the Höegh Entity may proceed with the acquisition and then offer to sell such vessels to the MLP as provided in Section 2.2(d)(i);

(e) acquiring a non-controlling interest in any company, business or pool of assets;

(f) acquiring, owning, operating or chartering any Five-Year Vessel if the MLP does not fulfill its obligation to purchase such Five-Year Vessel in accordance with the terms of any existing or future agreement;

(g) acquiring, owning, operating or chartering any Five-Year Vessel that is subject to an offer to purchase by a Partnership Group Member as described in Sections 2.2(b), 2.2(c) and 2.2(d), in each case pending the offer of such Five-Year Vessel to the MLP and the MLP’s determination pursuant to Section 4.1 whether to purchase the Five-Year Vessel and, if the MLP has determined to purchase or to cause any Partnership Group Member to purchase such Five-Year Vessel, pending the closing of such purchase;

(h) providing ship management services relating to any vessel;

(i) subject to Section 6.1, owning or operating any Five-Year Vessel that Höegh owns on the Closing Date and that is not part of the Partnership Group’s initial fleet on the Closing Date; or

(j) acquiring, owning, operating or chartering any Five-Year Vessel if the MLP has previously advised Höegh that it consents to such acquisition, operation or charter.

ARTICLE III

NON-FIVE-YEAR VESSEL RESTRICTED BUSINESS OPPORTUNITIES

Section 3.1. Non-Five-Year Vessel Restricted Businesses. Subject to Section 8.4 and except as permitted by Section 3.2, each Partnership Group Member shall be prohibited from acquiring, owning, operating or chartering Non-Five-Year Vessels.

Section 3.2. Permitted Exceptions. Notwithstanding any provision of Section 3.1 to the contrary, the restrictions in this Agreement shall not prevent any Partnership Group Member from:

(a) owning, operating or chartering any Non-Five-Year Vessel that was previously a Five-Year Vessel while owned by any Partnership Group Member;

(b) acquiring one or more Non-Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering those Non-Five-Year Vessels; provided, however, that:

(i) if less than a majority of the value of the business or assets acquired is attributable to Non-Five-Year Vessels, as determined in good faith by the Board, such Partnership Group Member must offer to sell such Non-Five-Year Vessels to Höegh for their fair market value plus any applicable Break-up Costs in accordance with the procedures set forth in Section 4.1; and

(ii) if a majority or more of the value of the business or assets acquired is attributable to Non-Five-Year Vessels, as determined in good faith by the Board, the MLP shall notify Höegh of the proposed acquisition in writing. Höegh shall, not later than the 10th calendar day following receipt of such notice, notify the MLP if it or any other Höegh Entity wishes to acquire any Non-Five-Year Vessel forming part of that business or package of assets in cooperation and simultaneously with the Partnership Group Member acquiring the Five-Year Vessels forming part of that business or package of assets. If Höegh does not notify the MLP of its intent to pursue the acquisition within such 10 calendar days, the Partnership Group Member may proceed with the acquisition and then offer to sell such Non-Five-Year Vessels to Höegh as provided in Section 3.2(b)(i);

(c) acquiring, owning, operating or chartering any Non-Five-Year Vessel that is subject to an offer to purchase by a Höegh Entity as described in Section 3.2(b) pending the offer of such Non-Five-Year Vessel to Höegh and Höegh’s determination pursuant to Section 4.1 whether to purchase the Five-Year Vessel and, if Höegh has determined to purchase or cause any Höegh Entity to purchase such Five-Year Vessel, pending the closing of such purchase; or

(d) acquiring, owning, operating or chartering Non-Five-Year Vessels if Höegh has previously advised the MLP that it consents to such acquisition, ownership, operation or charter.

ARTICLE IV

BUSINESS OPPORTUNITIES PROCEDURES

Section 4.1. Procedures. In the event that (a) a Partnership Group Member acquires, operates or puts under charter Non-Five-Year Vessels in accordance with Section 3.2(b)(i), or (b) a Höegh Entity acquires, operates or puts under charter Five-Year Vessels in accordance with Section 2.2(b), 2.2(c) or 2.2(d)(i), then simultaneously or in any event not later than 30 calendar days after the consummation of the acquisition or the commencement of operations or charter, such acquiring Party (the “Acquiring Party”) shall notify (a) Höegh, in the case of an acquisition by a Partnership Group Member, or (b) the Board, in the case of an acquisition by a Höegh Entity, and offer such party to be notified (each an “Offeree”) the opportunity for any Höegh Entity or Partnership Group Member, as applicable, to purchase such Non-Five-Year Vessels or Five-Year Vessels, as applicable (the “Offered Assets”), for their fair market value (or, in the case of an acquisition in accordance with Section 2.2(b), the acquisition price) plus, in the case of an acquisition in accordance with Section 2.2(b), 2.2(d)(i) or 3.2(b)(i), any applicable Break-up Costs, in each case on commercially reasonable terms in accordance with this Section 4.1 (the “Offer”). The Offer will set forth the Acquiring Party’s proposed terms relating to the purchase of the Offered Assets by the applicable Höegh Entity or Partnership Group Member, including any liabilities to be assumed by the applicable Höegh Entity or Partnership Group Member as part of the Offer. As soon as practicable after the Offer is made, the Acquiring Party shall deliver to the Offeree all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Offeree. As soon as practicable, but in any event, within 30 calendar days after receipt of the Offer, the Offeree shall notify the Acquiring Party in writing that either:

(a) Höegh has elected not to purchase (or not to cause any of its permitted Affiliates to purchase) or the Board has elected not to cause any Partnership Group Member to purchase, as applicable, such Offered Assets, in which event the Acquiring Party and its Affiliates will, subject to the other terms of this Agreement (including Section 2.2(b)), be forever free, subject to the provisions of this Agreement, to continue to own, operate and charter such Offered Assets; or

(b) Höegh has elected to purchase (or to cause any of its permitted Affiliates to purchase) or the Board has elected to cause any Partnership Group Member to purchase, as applicable, such Offered Assets, in which event the following procedures will be followed:

(i) After the receipt of the Offer by the Offeree, the Acquiring Party and the Offeree shall negotiate in good faith regarding the fair market value (and any applicable Break-up Costs) of the Offered Assets that are subject to the Offer and the other terms of the Offer on which the Offered Assets will be sold to the applicable Höegh Entity or Partnership Group Member. If the Acquiring Party and the Offeree agree on the fair market value (and any applicable Break-up Costs) of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-calendar-day period (the “Offer Period”) after receipt by the Acquiring Party of Höegh’s election to purchase (or election to cause any of its permitted Affiliates to purchase) or of the Board’s election to cause any Partnership Group Member to purchase, as applicable, the Offered Assets, Höegh shall purchase (or cause any of its permitted Affiliates to purchase) or the Board shall cause any Partnership Group Member to purchase, as applicable, the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached.

(ii) If the Acquiring Party and the Offeree are unable to agree on the fair market value (and any applicable Break-up Costs) of the Offered Assets that are subject to the Offer or on any other terms of the Offer during the Offer Period, the Acquiring Party and the Offeree shall engage a mutually-agreed-upon investment banking firm, ship broker or other expert advisor prior to the end of the Offer Period to determine the fair market value of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree. In determining the fair market value of the Offered Assets and other terms on which the Offered Assets are to be sold, the investment banking firm, ship broker or other expert advisor, as applicable, will have access to the proposed sale and purchase values and terms for the Offer submitted by the Acquiring Party and the Offeree, respectively, and to all information prepared by or on behalf of the Acquiring Party relating to the Offered Assets and reasonably requested by such investment banking firm, ship broker or other expert advisor. Such investment banking firm, ship broker or other expert advisor will determine the fair market value (and any applicable Break-up Costs) of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree within 30 calendar days of its engagement and furnish the Acquiring Party and the Offeree its determination. The fees and expenses of the investment banking firm, ship broker or other expert advisor, as applicable, will be divided equally between the Acquiring Party and the Offeree. Upon receipt of such determination, the Offeree will have the option, but not the obligation:

(A) in the case that the Offeree is Höegh, to purchase or cause any of its permitted Affiliates to purchase, or in the case that the Offeree is the Board, to cause any Partnership Group Member to purchase the Offered Assets for the fair market value (and any applicable Break-up Costs), and on the other terms determined by the ship broker or investment banking firm, as soon as commercially practicable after determinations have been made; or

(B) in the case that the Offeree is Höegh, to elect not to cause any of its permitted Affiliates to purchase, or in the case that the Offeree is the Board, not to cause any Partnership Group Member to purchase such Offered Assets, in which event the Acquiring Party and its Affiliates will, subject to the other terms of this Agreement, be forever free to continue to own and operate such Offered Assets.

Section 4.2. Scope of Prohibition. If any Party or its Affiliates engages in the ownership or operation of Five-Year Vessels in the case of a Höegh Entity, or Non-Five-Year Vessels in the case of a Partnership Group Member, pursuant to any of the exceptions described in Section 2.2 or 3.2, as applicable, the Party and its Affiliates may not subsequently expand that portion of their business other than pursuant to the exceptions contained in such Section 2.2 or 3.2. Except as otherwise provided in this Agreement or the MLP Agreement, each Party and its Affiliates will be free to engage in any business activity whatsoever, including those that may be in direct competition with the Höegh Entities or the Partnership Group Members.

Section 4.3. Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Article IV, and that any breach by any such Party of its covenants and agreements set forth in this Article IV would result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of this Article IV.

ARTICLE V

RIGHTS OF FIRST OFFER

Section 5.1. Rights of First Offer.

(a) The Partnership Group hereby grants Höegh a right of first offer on any proposed Transfer by any Partnership Group Member of any Five-Year Vessels or any Non-Five-Year Vessels owned or acquired by any Partnership Group Member.

(b) The Höegh Entities hereby grant the MLP a right of first offer on any proposed Transfer of any Five-Year Vessels owned or acquired by any Höegh Entity.

(c) The Parties acknowledge that all potential Transfers of Five-Year Vessels or Non-Five-Year Vessels pursuant to this Article V are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties (including, without limitation, lenders and other providers of financing) and to the terms of all agreements (including, without limitation, debt and other financing arrangements) in respect of such Five-Year Vessels or Non-Five-Year Vessels, as applicable.

Section 5.2. Procedures for Rights of First Offer.

(a) In the event that a Partnership Group Member (a “Partnership Transferring Party”) proposes to Transfer any Non-Five-Year Vessels (the “Partnership Sale Assets”), prior to engaging in any negotiation for such Transfer with any non-affiliated third party or otherwise offering to Transfer the Partnership Sale Assets to any non-affiliated third party, such Partnership Transferring Party shall give Höegh (a “Partnership Potential Transferee”), written notice setting forth all material terms and conditions (including, without limitation, the purchase price or the terms of the charter agreement and a description of the Partnership Sale Asset(s) on which such Partnership Transferring Party desires to Transfer the Partnership Sale Assets) (a “Partnership Transfer Notice”).

(b) In the event that a Höegh Entity (a “Höegh Transferring Party” and, together with a Partnership Transferring Party, a “Transferring Party”) proposes to Transfer any Five-Year Vessels (the “Höegh Sale Assets” and, together with the Partnership Sale Assets, the “Sale Assets”), prior to engaging in any negotiation for such Transfer with any non-affiliated third party or otherwise offering to Transfer the Höegh Sale Assets to any non-affiliated third party, such Höegh Transferring Party shall give the MLP (a “Höegh Potential Transferee” and, together with a Partnership Potential Transferee, a “Potential Transferee”), written notice setting forth all material terms and conditions (including, without limitation, the purchase price or the terms of the charter agreement and a description of the Höegh Sale Asset(s) on which such Höegh Transferring Party desires to Transfer the Höegh Sale Assets) (a “Höegh Transfer Notice” and, together with a Partnership Transfer Notice, each a “Transfer Notice”).

(c) After delivery of a Transfer Notice, the Transferring Party then shall be obligated to negotiate in good faith for a 30-calendar-day period following the delivery by the Transferring Party of the Transfer Notice (the “First Offer Negotiation Period”) to reach an agreement for the Transfer of such Sale Assets to the Potential Transferee or any of its Affiliates on the terms and conditions set forth in the Transfer Notice. If no such agreement with respect to the Sale Assets is reached during the First Offer Negotiation Period, and the Transferring Party has not Transferred, or agreed in writing to Transfer, such Sale Assets to a third party within 180 calendar days after the end of the First Offer Negotiation Period on terms generally no less favorable to the Transferring Party than those included in the Transfer Notice, then the Transferring Party shall not thereafter Transfer any of the Sale Assets without first offering such assets to the applicable Potential Transferee in the manner provided above.

ARTICLE VI

INDEPENDENCE INTERESTS PURCHASE OPTION

Section 6.1. Option to Purchase the Independence Interests.

(a) Subject to ABKN’s purchase option rights under the existing charter for the Independence, Höegh hereby grants to the Partnership Group the right and option to purchase, in one or more transactions and subject to no condition other than as set forth in Section 6.1(b), for fair market value at any time within 24 months after Höegh notifies the Board pursuant to Section 6.2(a) that the Independence has been accepted by ABKN, all or a portion of the

Independence Interests (such interests, the “Applicable Independence Interests”). For the avoidance of doubt, if the Partnership Group purchases a portion, but not all, of the Independence Interests in accordance with this Article VI, the Partnership Group has the right and option to purchase, in one or more transactions and subject to no condition other than as set forth in Section 6.1(b), for fair market value at any time within 24 months after Höegh notifies the Board pursuant to Section 6.2(a) that the Independence has been accepted by ABKN, all or a portion of the remaining Independence Interests.

(b) The Parties acknowledge that the potential transfer of the Applicable Independence Interests pursuant to this Article VI is subject to obtaining any and all written consents of governmental authorities and other third parties, including providers of financing and other holders of security interests in the Applicable Independence Interests, and to the terms of all agreements existing as of the date hereof in respect of the Applicable Independence Interests including, without limitation, (i) any rights of first refusal of the parties to such agreements to purchase the Applicable Independence Interests and (ii) any rights of lenders or other providers of financing. Höegh hereby covenants and agrees to use its reasonable efforts to obtain any such consents required to be obtained by it in connection with the transfer of the Applicable Independence Interests pursuant to this Article VI.

Section 6.2. Procedures.

(a) Not later than 30 calendar days after the date of acceptance of the Independence by ABKN, Höegh shall notify the Board and offer the Board the opportunity to cause any Partnership Group Member to purchase the Applicable Independence Interests for fair market value pursuant to Section 6.1(a).

(b) If a Partnership Group Member decides to exercise the option to purchase the Applicable Independence Interests, it shall provide written notice to Höegh of such exercise, the fair market value it proposes to pay for the Applicable Independence Interests, and the other material terms of the purchase. The decision to purchase the Applicable Independence Interests, the fair market value to be paid for the Applicable Independence Interests, and the other terms of the purchase will be approved by the Conflicts Committee. If the Partnership Group Member and Höegh are unable to agree on the fair market value of the Applicable Independence Interests and/or the other material terms, the Partnership Group Member and Höegh shall engage a mutually-agreed-upon investment banking firm, ship broker or other expert advisor to determine the fair market value of the Applicable Independence Interests and/or the other material terms on which the Partnership Group Member and Höegh are unable to agree. In determining the fair market value of the Applicable Independence Interests and/or the other material terms on which the Applicable Independence Interests are to be sold, the investment banking firm, ship broker or other expert advisor, as applicable, will have access to the proposed sale and purchase values and terms for the offer submitted by the Partnership Group Member and Höegh, respectively, and to all information prepared by or on behalf of the Partnership Group Member and Höegh with respect to the Applicable Independence Interests and reasonably requested by such investment banking firm, ship broker or other expert advisor. Such investment banking firm, ship broker or other expert advisor will determine the fair market value of the Applicable Independence Interests and/or the other terms on which the Partnership Group Member and Höegh are unable to agree within 30 calendar days of its engagement and furnish the Partnership Group Member and Höegh its determination. The fees and expenses of the investment banking firm, ship broker or other expert advisor, as applicable, will be divided equally between the Partnership Group Member and Höegh. Upon receipt of such determination, the Partnership Group Member will have the option, but not the obligation, to purchase the Applicable Independence Interests for the fair market value and on the other terms, which includes those specified in Section 6.2(c)(i) through Section 6.2(c)(vi), as determined by the investment banking firm, ship broker or other expert advisor, as soon as commercially practicable after determinations have been made.

(c) If a Partnership Group Member chooses to exercise its option to purchase the Applicable Independence Interests under Section 6.2(a), the applicable parties shall enter into a purchase and sale agreement for the purchase and sale of the Applicable Independence Interests pursuant to which Höegh shall be obligated to sell the Applicable Independence Interests to the Partnership Group Member and the Partnership Group Member shall be obligated to purchase the Applicable Independence Interests from Höegh. The terms of the purchase and sale agreement will include the following:

(i) the Partnership Group Member shall deliver a cash purchase price (unless the Partnership Group Member and Höegh agree that the consideration will be paid by means of equity of the MLP, an interest-bearing promissory note or other form of consideration);

(ii) the Partnership Group will be entitled to the benefit of the indemnification contained in Article VII for the remaining term of such indemnification with respect to events or conditions associated with the operation of the Independence and occurring before the date of acquisition of the Applicable Independence Interests by the Partnership Group Member;

(iii) Höegh shall provide customary representations and warranties with respect to title to the Applicable Independence Interests and any other such matters as the Partnership Group Member may approve, which approval will not be unreasonably withheld;

(iv) Höegh shall grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense, to make such surveys, tests and inspections of the Independence as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the Independence or interfere with the activities of the Höegh Entities or ABKN thereon and so long as the Partnership Group Member has furnished Höegh with evidence that adequate liability insurance is in full force and effect;

(v) the Partnership Group Member will have the right to terminate its obligation to purchase the Applicable Independence Interests under this Article VI and the related purchase and sale agreement if the results of any searches, surveys, tests or inspections conducted pursuant to Section 6.2(c)(iv) are, in the reasonable opinion of the Partnership Group, unsatisfactory; and

(vi) neither Höegh nor the applicable Partnership Group Member will have any obligation to sell or buy the Applicable Independence Interests if any of the consents referred to in Section 6.1(b) have not been obtained.

(d) If the Board, on behalf of a Partnership Group Member, chooses or is deemed to have chosen not to exercise its option to purchase all of the Independence Interests within 24 months after Höegh notifies the Board pursuant to Section 6.2(a) that the Independence has been accepted by ABKN, all future rights to purchase any of the Independence Interests by the Partnership Group will be extinguished.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Höegh Indemnification. Subject to the provisions of Section 7.2 and Section 7.3, Höegh shall indemnify, defend and hold harmless the Partnership Group from and against: (a) any Covered Environmental Losses relating to the assets contributed by the Höegh Entities to the Partnership Group prior to or on the Closing Date (the “Contribution Assets”) to the extent that Höegh is notified by the MLP of any such Covered Environmental Losses within five years after the Closing Date; (b) Losses to the Partnership Group arising from (i) the failure of the Partnership Group, immediately after the Closing Date, to be the owner of such valid leasehold interests or fee ownership interests in and to the Contribution Assets as are necessary to enable the Partnership Entities to own and operate the Contribution Assets in substantially the same manner that the Contribution Assets were owned and operated by the Höegh Entities immediately prior to the respective dates on which each such Contribution Asset was acquired by the Partnership Entities or (ii) the failure of the Partnership Entities to have by the Closing Date any governmental or third-party consent or governmental permit necessary to allow the Partnership Entities to own or operate the Contribution Assets from the Closing Date in substantially the same manner that the Contribution Assets were owned and operated by the Höegh Entities immediately prior to the respective dates on which each such Contribution Asset was acquired by the Partnership Entities, in each of clauses (i) and (ii) above, to the extent that Höegh is notified by the MLP of such Losses within three years after the Closing Date; and (c) all federal, state, foreign and local income tax liabilities attributable to the operation of the Contribution Assets prior to the Closing Date, including any such income tax liabilities of the Höegh Entities that may result from the consummation of the formation transactions for the Partnership Group and the MLP, but excluding any federal, state, foreign and local income taxes reserved on the books of the Partnership Group on the Closing Date.

Section 7.2. Limitation Regarding Indemnification. The aggregate liability of Höegh under Section 7.1(a) will not exceed $5,000,000. Furthermore, no claim may be made against Höegh for indemnification pursuant to Section 7.1(a), unless the aggregate dollar amount of all claims for indemnification pursuant to such section exceeds $500,000, in which case Höegh shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.

Section 7.3. Indemnification Procedures.

(a) The Partnership Group Members agree that within a reasonable period of time after they become aware of facts giving rise to a claim for indemnification pursuant to Section 7.1, they shall provide notice thereof in writing to Höegh specifying the nature of and specific basis for such claim.

(b) Höegh will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Partnership Group that are covered by the indemnification set forth in Section 7.1, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent (which consent will not be unreasonably withheld) of the Partnership Group unless it includes a full release of the Partnership Group from such matter or issues, as the case may be.

(c) The Partnership Group Members agree to cooperate fully with Höegh with respect to all aspects of the defense of any claims covered by the indemnification set forth in Section 7.1, including, without limitation, the prompt furnishing to Höegh of any correspondence or other notice relating thereto that the Partnership Group may receive, permitting the names of the members of the Partnership Group to be utilized in connection with such defense, the making available to Höegh of any files, records or other information of the Partnership Group that Höegh considers relevant to such defense and the making available to Höegh of any employees of the Partnership Group; provided, however, that in connection therewith Höegh agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Group and further agrees to maintain the confidentiality of all files, records and other information furnished by a Partnership Group Member pursuant to this Section 7.3. In no event will the obligation of the Partnership Group to cooperate with Höegh as set forth in the immediately preceding sentence be construed as imposing upon the Partnership Group an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VII; provided, however, that the Partnership Group Members may, at their own option, cost and expense, hire and pay for counsel in connection with any such defense. Höegh agrees to keep any such counsel hired by the Partnership Group reasonably informed as to the status of any such defense (including providing such counsel with such information related to any such defense as such counsel may reasonably request), but Höegh will have the right to retain sole control over such defense.

In determining the amount of any Loss for which any of the members of the Partnership Group is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Partnership Group, and such correlative insurance benefit will be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, and (ii) all amounts recovered by the Partnership Group under contractual indemnities from third Persons. The Partnership Group hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Partnership Group in connection with such efforts will be promptly reimbursed by Höegh in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Choice of Law; Submission To Jurisdiction. This Agreement is subject to and governed by the laws of the State of New York. Each Party hereby submits to the jurisdiction of the state and federal courts located in the State of New York and to venue in New York, New York.

Section 8.2. Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such Party. Notice given by personal delivery or mail is effective upon actual receipt. Couriered notices are deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier is effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement will be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such party may stipulate to the other Parties in the manner provided in this Section 8.2.

Section 8.3. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 8.4. Termination. Upon a Change of Control of the General Partner or of the MLP, the provisions of Articles II, III, IV and V (but not less than all of such Articles) terminate immediately. Upon a Change of Control of Höegh, the provisions of Articles II, III, IV and V applicable to Höegh (but not less than all of such Articles) terminate at the time that is the later of (a) the date on which all of the MLP’s outstanding subordinated units have converted to common units of the MLP and (b) the date of the Change of Control of Höegh. On the date on which a majority of the members of the Board ceases to consist of members of the Board that were (a) appointed by the General Partner prior to the 2014 annual meeting of unitholders and (b) recommended for election to the Board by a majority of the Appointed Directors (as defined in the MLP Agreement), the provisions of Articles II and VI and, to the extent applicable to any Höegh Entity, Section 5.1(c) and Section 5.2(b) shall terminate immediately.

Section 8.5. Waiver; Effect of Waiver or Consent. Any Party may (a) extend the time for the performance of any obligation or other act of any other Party or (b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver is valid only if set forth in a written instrument duly executed by the Party or Parties to be bound thereby; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any extension or waiver of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of common units of the MLP. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder will be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, does not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 8.6. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of common units of the MLP.

Section 8.7. Assignment. No Party has the right to assign its rights or obligations under this Agreement without the consent of the other Parties.

Section 8.8. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts are to be construed together and constitute one and the same instrument.

Section 8.9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.

Section 8.10. Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and the number of all words includes the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 8.11. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 8.12. Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it deems appropriate.

Section 8.13. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party is required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 8.14. Negotiation of Rights of Höegh, Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no shareholder of Höegh and no limited partner, member, assignee or other Person of the MLP has the right, separate and apart from Höegh or the MLP, as applicable, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement. Höegh is entitled to enforce the rights on behalf of any Höegh Entity, and the MLP is entitled to enforce the rights on behalf of any Partnership Group Member.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

HÖEGH LNG HOLDINGS LTD.

By:
Name:
Title:

Address for Notice:

Phone:
Fax:
Attention:

HÖEGH LNG PARTNERS LP

By:
Name:
Title:

Address for Notice:

Phone:
Fax:
Attention:

HÖEGH LNG GP LLC

By:
Name:
Title:

Address for Notice:

Phone:
Fax:
Attention:

[Signature Page to Omnibus Agreement]

HÖEGH LNG PARTNERS OPERATING LLC

By:
Name:
Title:

Address for Notice:

Phone:
Fax:
Attention:

[Signature Page to Omnibus Agreement]